Filed Pursuant to Rule 424(b)(3)

Registration No. 333-123913

PROSPECTUS

BJ’S RESTAURANTS, INC.

2,750,000 Shares of Common Stock

This prospectus relates to the offer and sale, from time to time, of up to 2,750,000 shares of common stock of BJ’s Restaurants, Inc. by the selling shareholders listed elsewhere in this prospectus. The shares of our common stock offered by the selling shareholders consist entirely of shares issued by us to the selling shareholders in a private placement completed on or about March 11, 2005. We will not receive any of the proceeds from the sale of our common stock offered by this prospectus. The shares of our common stock were issued in a private offering made in reliance on Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

The selling shareholders may offer their shares of common stock through public transactions executed through one or more broker-dealers at prevailing market prices or in private transactions directly with purchasers or at privately negotiated prices. For a description of the plan of distribution of the shares see page 9 of this prospectus.

Our common stock is listed on the NASDAQ National Market with the ticker symbol: “BJRI.” On April 4, 2005, the last reported sale price of our common stock on the NASDAQ National Market was $19.13 per share.

Our principal executive offices are located at 16162 Beach Boulevard, Suite 100, Huntington Beach, California 92647, and our telephone number is (714) 848-3747.

An investment in these securities involves a high degree of risk. See “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 14, 2005.

References in this prospectus to “we,” “us” and “our” refer to BJ’s Restaurants, Inc.

You should rely only on the information or representations provided in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any different information or to make any different representations in connection with any offering made by this prospectus. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. Neither the delivery of this prospectus, nor any sale made under this prospectus shall, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus.

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the documents incorporated by reference in this prospectus before deciding whether to invest in our common stock.

About BJ’s Restaurants, Inc.

We are a California corporation that commenced business in October of 1991. We currently own and operate 37 restaurants, located in California, Oregon, Colorado, Arizona, Texas and Nevada. A licensee also operates one licensed restaurant in Lahaina, Maui. Each of our restaurants is operated either as a BJ’s Restaurant & Brewery® which includes a brewery within the restaurant, a BJ’s Restaurant & Brewhouse® which receives the beer it sells from one of our breweries, or a BJ’s Pizza & Grill® which is a smaller format restaurant. Our menu features our BJ’s® award-winning, signature deep-dish pizza, our own hand-crafted beers, and a wide selection of appetizers, entrees, pastas, sandwiches, specialty salads and desserts including our unique Pizookie® cookie. Our ten BJ’s Restaurant & Brewery restaurants feature in-house brewing facilities where BJ’s hand-crafted beers are produced and sold.

The popularity of our BJ’s concept continues to grow contributing to comparable sales increases of 3.8%, 3.3%, and 3.3% for the fiscal years 2004, 2003, and 2002, respectively. As is customary for the casual dining segment of the restaurant industry, in calculating comparable sales, we include a restaurant in the comparable base once it has been open for eighteen months.

The opening of our first microbrewery in Brea, California in August 1996 marked the beginning of our production of award-winning, hand-crafted, specialty beers which are distributed to all of our restaurants. The breweries have added an exciting dimension to the BJ’s concept which further distinguishes BJ’s from many other restaurant concepts. In 2002, we received the prestigious Large Brew Pub of the Year award at the Great American Beer Festival in Denver, Colorado. This award was followed by Gold medals at the 2004 Great American Beer Festival, California State Fair and the Los Angeles County Fair.

Our fundamental business strategy is to grow through the additional development and expansion of the BJ’s brand. The BJ’s brand represents exceptional food and specialty beers at a great value, in a fun, casual environment. Our current focus is on the development of the larger footprint BJ’s restaurants in high profile locations with favorable demographics. During 2004, we opened a BJ’s Restaurant and Brewery in Laguna Hills, California and BJ’s Restaurant and Brewhouses in Willowbrook and Plano, Texas; Summerlin, Nevada; and Fresno, San Bernardino and Folsom, California. During 2003, we opened a BJ’s Restaurant and Brewery in Clear Lake, Texas and BJ’s Restaurant and Brewhouses in Addison, Texas, Cerritos, California and San Jose, California. In 2005, we anticipate opening BJ’s Restaurant & Brewhouses in Moreno Valley, Corona, San Mateo, San Bruno, and Rancho Cucamonga, California; Tucson and Mesa, Arizona; and Sugarland, Texas, and a BJ’s Restaurant and Brewery in Roseville, California. We are in negotiations for additional sites in California, Arizona, Colorado, Nevada and Texas.

Our principal executive offices are located at 16162 Beach Boulevard, Suite 100, Huntington Beach, California 92647, and our telephone number is (714) 848-3747. Our website is www.bjsbrewhouse.com. The information found on our website and on websites linked to it are not incorporated into or a part of this prospectus.

About the Offering

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered under this prospectus. This prospectus relates to an aggregate amount of up to 2,750,000 shares of our common stock that may be offered for sale by the selling shareholders. We are registering the shares of common stock covered by this prospectus to fulfill our contractual obligations under a registration rights agreement with the selling shareholders. We have agreed to bear the expenses of the registration of the shares of common stock under federal and state securities laws, but we will not receive any proceeds from the sale of any shares of common stock offered under this prospectus. The selling shareholders may sell these shares of common stock directly to purchasers or they may sell these shares of common stock to purchasers through agents or dealers pursuant to this prospectus. The selling shareholders will receive all of the proceeds from the sale of their common stock and will pay all selling commissions and transfer taxes applicable to any sale. Registration of these shares of common stock does not necessarily mean that the selling shareholders will actually sell these shares of common stock. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” beginning on page 12 of this prospectus.

RISK FACTORS

AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED HEREIN OR INCORPORATED HEREIN BY REFERENCE, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE MAKING AN INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

Lack of diversification may adversely impact our business.

We currently intend to operate primarily full service restaurants, brewhouses and breweries only. As a result, changes in consumer preferences, including changes in consumer preferences away from restaurants of the type we operate, may have a disproportionate and materially adverse impact on our business, operating results and prospects.

We may not be able to effectively manage growth.

We own and operate 37 restaurants located in California, Oregon, Colorado, Arizona, Texas and Nevada. A licensee also operates one licensed restaurant in Lahaina, Maui. Each of our restaurants are operated either as a BJ’s Restaurant & Brewery, a BJ’s Restaurant & Brewhouse, or a BJ’s Pizza & Grill restaurant. A significant element of our business plan is to expand through the location of sites that provide opportunities for new construction or conversion of existing restaurants. For example, during 2004, we opened a BJ’s Restaurant and Brewery in Laguna Hills, California and BJ’s Restaurant and Brewhouses in Willowbrook and Plano, Texas; Summerlin, Nevada; and Fresno, San Bernardino and Folsom, California. During 2003, we opened a BJ’s Restaurant and Brewery in Clear Lake, Texas and BJ’s Restaurant and Brewhouses in Addison, Texas, Cerritos, California and San Jose, California. In 2005, we anticipate opening BJ’s Restaurant & Brewhouses in Moreno Valley, Corona, San Mateo, San Bruno, and Rancho Cucamonga, California; Tucson and Mesa, Arizona; and Sugarland, Texas, and a BJ’s Restaurant and Brewery in Roseville, California. We are currently in negotiations for additional sites in California, Arizona, Colorado, Nevada and Texas. Our ability to successfully expand will depend on a number of factors, including the selection and availability of suitable locations, the hiring and training of sufficiently skilled management and other personnel, the availability of adequate financing, distributors and suppliers, the obtaining of necessary governmental permits and authorizations, and contracting with appropriate development and construction firms. Many of these factors are beyond our control. There is no assurance that we will be able to successfully open any new restaurants, or that any new restaurants will be opened at budgeted costs or in a timely manner, or that such restaurants can be operated profitably.

Our geographic concentration may negatively affect our business and growth.

Our operations are concentrated in California, Oregon, Colorado, Arizona, Texas and Nevada. As a result, adverse economic conditions or demographic changes in any of these areas could adversely impact our operations. In addition, because we do not have experience in opening or operating our restaurants outside of this limited geographic area, there can be no assurance that we will be successful in any efforts we may make to expand to other geographic areas. For example, our lack of experience with construction and development outside these areas may increase associated risks of development and construction as we expand outside these areas. Expansion to other geographic areas may require substantially more funds for advertising and marketing since we will not initially have name recognition or word of mouth advertising available to us in other areas. The centralization of our management in Southern California may be a problem in terms of our current and future expansion to new geographic areas, because we lack experience with local distributors, suppliers and consumer factors and other issues as a result of the distance between our main headquarters and our restaurant sites. These factors could impede our growth and this could negatively impact our profitability.

Intense competition in the restaurant industry may adversely affect our business and results of operations.

The restaurant industry is intensely competitive with respect to price, service quality, location, ambiance and food quality, both within the casual dining segment and in general. As a result, the rate of failure for restaurants is very high, and the business of owning and operating restaurants involves greater risks than for businesses generally. We have many competitors in the casual dining segment that have substantially greater financial and other resources and may be better established in those markets where we have opened or intend to open restaurants. In addition, a great number of restaurants and other food and beverages service operations compete both directly and indirectly with us in many respects including, among other things, food quality and service, the price-value relationship, beer quality and selection, atmosphere, suitable sites for new restaurants and qualified personnel to operate our restaurants There is no assurance that we will be able to compete successfully with our competitors.

Our restaurant expansion strategy includes focusing on further penetrating existing markets. This strategy could cause sales in some of our existing restaurants to decline.

In accordance with our expansion strategy, we intend to open new restaurants primarily in our existing markets. Since we typically draw customers from a relatively small radius around each of our restaurants, the sales performance and customer counts for our restaurants near the area in which we open a new restaurant may decline due to customers of the existing restaurant becoming customers of the newer restaurant.

Beer and liquor regulations may have a significant adverse impact on our operations.

We are required to operate in compliance with federal licensing requirements imposed by the Bureau of Alcohol, Tobacco and Firearms of the United States Department of Treasury, as well as the licensing requirements of states and municipalities where its restaurants are or will be located. Failure to comply with federal, state or local regulations could cause our licenses to be revoked and force us to cease the brewing and/or sale of alcoholic beverages at our restaurants. Additionally, state liquor laws may prevent or impede the expansion of our restaurants into certain markets. The liquor laws of certain states prevent us from selling at wholesale the beer brewed at our restaurants. Any difficulties, delays or failures in obtaining such licenses, permits or approvals could delay or prevent the opening of a restaurant in a particular area.

We are subject to “dram-shop” statutes in California and other states in which we operate. Those statutes generally provide a person who has been injured by an intoxicated person the right to recover damages from an establishment that has wrongfully served alcoholic beverages to such person. We carry liquor liability coverage as part of our existing comprehensive general liability insurance which we believe is consistent with coverage carried by other entities in the restaurant industry and will help protect us from possible claims. Even though we carry liquor liability insurance, a judgment against us under a dram-shop statute in excess of our liability coverage could have a materially adverse effect on us.

Our restaurants and breweries are subject to “tied house laws” and the “three tier system” of liquor distribution, both of which were introduced at the federal level after the repeal of Prohibition. These laws prohibit brewers from holding retail licenses and require separate licensing for manufacturers, distributors and retailers. Over the last 25 years, “brewpubs” have been legalized at the state level through the loosening of these laws. However, brewpubs are generally licensed as retailers and do not have the same privileges as a microbrewery, and the restrictions imposed on brewpubs vary from state to state. These restrictions may prevent us from operating both brewpubs and restaurants in some states. We are at risk that a state’s brewpub regulations or the interpretation of these regulations will change. Any such change may negatively impact our current model of manufacturing beer and/or supplying beer to our restaurants in that state.

We are dependent upon consumer trends and any adverse changes in consumer trends or preferences could adversely affect us and our operations.

Our restaurants are, by their nature, dependent upon consumer trends with respect to the public’s tastes, eating habits (including increased awareness of nutrition), public perception toward alcohol consumption and discretionary spending priorities, all of which can shift rapidly. In general, such trends are significantly affected by many factors, including the national, regional or local economy, changes in area demographics, public perception and attitudes, increases in regional competition, food, liquor and labor costs, traffic patterns, weather, natural disasters and the availability and relative cost of automobile fuel. Any negative change in any of the above factors could negatively affect us and our operations.

Demographic changes and declines in visitors to business and tourist centers near the locations of our restaurants could negatively affect our restaurant sales.

Many of our restaurants are located near high customer traffic areas, such as regional malls, shopping centers and entertainment centers. We depend on high visitor rates at these centers to attract guests to our restaurants. If visitors to these areas decline due to economic conditions, changes in consumer preferences or shopping patterns, changes in discretionary consumer spending or otherwise, our restaurant sales could decline significantly and adversely affect our results of operations.

We may not be able to achieve and manage planned expansion.

We face many business risks associated with growing companies, including the risk that our existing management, information systems and financial controls will be inadequate to support our planned expansion. We cannot predict whether we will be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and these systems and controls. If we fail to continue to improve management, information systems and financial controls or encounter unexpected difficulties during expansion, our business, financial condition, operating results or cash flows could be materially adversely affected.

Health concerns or negative publicity to our restaurants or food products could affect consumer preferences and could negatively impact our results of operations.

Like other restaurant chains, consumer preferences could be affected by health concerns or negative publicity concerning food quality, illness and injury generally, such as negative publicity concerning E. coli, “mad cow” or “foot-and-mouth” disease, publication of government or industry findings concerning food products served by us, or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants. This negative publicity may adversely affect demand for our food and could result in a decrease in customer traffic to our restaurants. A decrease in customer traffic to our restaurants as a result of these health concerns or negative publicity could materially harm our business.

We could face potential labor shortages.

Our success depends, in part, upon our ability to attract, motivate and retain a sufficient number of qualified employees, including restaurant managers, kitchen staff and wait staff, necessary to keep pace with our expansion schedule. Qualified individuals needed to fill these positions are in short supply in certain areas, and the inability to recruit and retain such individuals may delay the planned openings of new restaurants or result in high employee turnover in existing restaurants, which could have a material adverse effect on our business, financial condition, operating results or cash flows. Additionally, competition for qualified employees could require us to pay higher wages to attract sufficient employees, which could result in higher labor costs.

The loss of key personnel could adversely affect our business.

As of the date of this prospectus we have four members of senior management: Paul A. Motenko, who serves as Co-Chairman of the Board of Directors, Vice President and Secretary; Jeremiah J. Hennessy, who serves as Co-Chairman of the Board of Directors; Gerald W. Deitchle, who serves as Chief Executive Officer, President and Director; and Louis M. Mucci, who serves as Chief Financial Officer and Director. We currently have employment agreements with Mr. Motenko, Mr. Hennessy, Mr. Deitchle and Mr. Mucci. Our success depends to a significant extent on the performance and continued service of our senior management and certain key employees. Competition for employees with such specialized training is intense and there can be no assurance that we will be successful in retaining such personnel. In addition, there can be no assurance that employees will not leave or compete against us. If the services of any members of management become unavailable for any reason, it could adversely affect our business and prospects.

Our inability to obtain leases or renew existing leases on favorable terms may adversely affect our results of operations.

Our 37 restaurants are all on leased premises and are subject to varying lease-specific arrangements. For example, some of the leases require base rent, subject to regional cost-of-living increases, and other leases include base rent with specified periodic increases. Additionally, many leases require contingent rent based on a percentage of gross sales. In addition, certain of our leases will expire without an automatic renewal or option to renew, although there are only four such leases expiring within the next five years. No assurance can be given that such leases can be renewed, or, if renewed, that rents will not increase substantially, either of which would adversely affect us. Other leases are subject to renewal at fair market value, which could involve substantial increases.

Our operations are susceptible to changes in food availability and cost, which could adversely affect our operating results.

Our gross margins are highly sensitive to changes in food supplies and costs, which sensitivity requires management to be able to anticipate and react to such changes. Various factors beyond our control, including adverse weather, labor strikes and delays in any of the restaurants’ frequent deliveries, may negatively affect food costs, quality and availability. While in the past, management has been able to anticipate and react to increasing food costs through, among other things, purchasing practices, menu changes and price adjustments, there can be no assurance that it will be able to do so in the future.

Increases in state or federal minimum wage or required benefits could negatively impact our operating results.

Various federal and state labor laws govern our relationship with our employees, including such matters as minimum wage requirements, overtime and working conditions. There have been recent increases in the federal and some state minimum wage requirements, and there may be additional increases in the future. A substantial majority of employees working in our restaurants receive salaries equal to the applicable minimum wage, and future increases in the minimum wage will increase our operating expenses. In addition, California and other states have periodically proposed laws that would require companies such as ours to provide health benefits to all employees. Additional governmental mandates such as an increased minimum wage, an increase in paid leaves of absence, extensions in health benefits or increased tax reporting and payment requirements for employees who receive gratuities, could negatively impact our operating results.

Limitations in our insurance coverage could adversely affect our operations in certain circumstances.

We have comprehensive insurance, including workers’ compensation, general liability, fire and extended coverage and property insurance. However, there are certain types of losses which may be uninsurable or not economically insurable. Such hazards may include earthquake, hurricane, flood losses and employee practices. If such a loss should occur, we would, to the extent that it is not covered for such loss by insurance, suffer a loss of the capital invested in, as well as anticipated profits and/or cash flow from, such damaged or destroyed properties. Punitive damage awards are generally not covered by insurance; thus, any awards of punitive damages as to which we may be liable could adversely affect our ability to continue to conduct our business, to expand our operations or to develop additional restaurants. There is no assurance that any insurance coverage we maintain will be adequate, that we can continue to obtain and maintain such insurance at all, or that the premium costs will not rise to an extent that they adversely affect us or our ability to economically obtain or maintain such insurance.

Failure to adequately protect our intellectual property rights may adversely affect our business.

Our registered trademarks and service marks include, among others, the word mark “BJ’s Chicago Pizzeria”, and our stylized logo, which includes the words “BJ’s Pizza, Grill, Brewery”. In addition, we have registered the word marks “BJ’s Restaurant & Brewery,” “BJ’s Restaurant & Brewhouse” and “BJ’s Pizza & Grill,” for our restaurant services; “BJ’s Tatonka” and “Harvest Hefeweizen” for our proprietary beer and “Pizookie” for our proprietary dessert. We have registered all of these marks with the United States Patents and Trademark Office. We believe that the trademarks, service marks and other proprietary rights have significant value and are important to our brand-building effort and the marketing of our restaurant concepts. However, there are other restaurants using the name BJ’s throughout the United States. We have in the past, and expect to continue to, vigorously protect our proprietary rights. We cannot predict, however, whether steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of these rights or the use by others of restaurant features based upon, or otherwise similar to, our concept. It may be difficult for us to prevent others from copying elements of our concept and any litigation to enforce our rights will likely be costly. Further, it is possible that others could have rights in trademarks similar to our trademarks, which rights could predate our rights in certain geographical areas, and this could interfere with our rights to use our trademarks in those areas.

Fluctuations in our operating results may result in decreases in our stock price.

Our operating results will fluctuate significantly because of several factors, including increases or decreases in comparable restaurant sales; the timing of new restaurant openings and related expenses; profitability of new restaurants; general economic conditions; seasonality of restaurant sales; consumer confidence in the economy; changes in consumer preferences; impairment of restaurant assets; changes in interest rates; competitive factors and weather conditions. As a result, our operating results may fall below the expectations of public market analysts and investors. In that event, the price of our common stock would likely decrease.

We are subject to risks relating to legal proceedings.

Restaurants such as those we operate are subject to litigation in the ordinary course of business. Punitive damages awards and employee unfair practice claims are not covered by our general liability insurance, including personal injury claims, contract claims, claims from franchisees and claims alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters, or we could become subject to class action lawsuits related to these matters in the future. To date, we have not paid punitive damages with respect to any claims, but there can be no assurance that punitive damages will not be awarded with respect to any future claims, employee unfair practice claims or any other actions. Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment significantly in excess of our insurance coverage for any claims could materially adversely affect our financial condition or results of operations. Further, adverse publicity resulting from these allegations may materially adversely affect us and our restaurants.

THE ABOVE RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS AND INFORMATION INCORPORATED HEREIN BY REFERENCE BEFORE PURCHASING THE SECURITIES OFFERED HEREBY. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN OR INCORPORATED HEREIN BY REFERENCE, THE DISCUSSION IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS AND INCORPORATED BY REFERENCE HEREIN SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN OR ARE INCORPORATED HEREIN BY REFERENCE INTO THIS PROSPECTUS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE OR INCORPORATED HEREIN BY REFERENCE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED ABOVE, AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN OR INCORPORATED HEREIN BY REFERENCE.

USE OF PROCEEDS

All net proceeds from the sale of the shares of our common stock being offered under this prospectus will go to the selling shareholders. Accordingly, we will not receive any proceeds from sales of these shares. We are paying the expenses of registration of the shares being offered under this prospectus.

SELLING SHAREHOLDERS

The following table sets forth the number of shares owned by each of the selling shareholders who acquired their shares as a result of the private placement completed on or about March 11, 2005. None of the selling shareholders has had a material relationship with us during the past three years. No estimate can be given as to the amount of our common stock that will be held by the selling shareholders after the completion of this offering because the selling shareholders may offer all or some of our common stock. There currently are no agreements, arrangements or understandings with respect to the sale of any of our common stock. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below. This prospectus also covers any additional shares of common stock which may become issuable in connection with shares sold by reason of a stock dividend, stock split, recapitalization or other similar transaction effected without us receiving any cash or other value, which results in an increase in the number of our outstanding shares of common stock.

Name of Selling Shareholder	Number of Shares Owned	Percent of Outstanding Shares	Number of Shares Registered for Sale Hereby
Baron Small Cap Fund, a series of Baron Investment Funds Trust (1)	250,000	1.10%	250,000
T. Rowe Price New Horizons Fund, Inc. (2)	500,000	2.21%	500,000
Delaware Small Cap Growth II Portfolio, a series of Delaware Pooled Trust (3)	6,100	0.03%	6,100
Delaware Small Cap Growth Fund, a series of Delaware Group Equity Funds III (3)	126,600	0.56%	126,600
Merck & Co., Inc. Employee Benefits Trust (3)	329,300	1.46%	329,300
Capital Opportunities Fund, a series of Mercantile Funds (3)	273,600	1.21%	273,600
Capital Appreciation Portfolio, a series of First Funds (3)	332,000	1.47%	332,000
First Horizon Capital Appreciation Portfolio, a series of Financial Investors Variable Insurance Trust (3)	14,800	0.06%	14,800
Small Cap Growth Fund, a series of SEI Institutional Managed Trust (3)	520,700	2.30%	520,700
Small Cap Fund, a series of SEI Institutional Investments Trust (3)	396,900	1.75%	396,900

(1)	BAMCO, Inc., a New York corporation, is the investment adviser to Baron Small Cap Fund, a series of Baron Investment Funds Trust (“Baron”), and consequently has voting control and investment discretion over securities held by Baron.
(2)	T. Rowe Price Associates, Inc. (“T. Rowe Price”) serves as investment adviser with power to direct investments and/or power to vote the shares held by the New Horizons Fund, as well as shares held by certain other individual and institutional investors. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price may be deemed to be the beneficial owner of all of the shares listed above; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.
(3)	Delaware Management Business Trust is the investment adviser or sub-adviser for the following accounts, and consequently has investment discretion over such accounts: Delaware Small Cap Growth II Portfolio, a series of Delaware Pooled Trust; Delaware Small Cap Growth Fund, a series of Delaware Group Equity Funds III; Merck & Co., Inc. Employee Benefits Trust; Capital Opportunities Fund, a series of Mercantile Funds; Capital Appreciation Portfolio, a series of First Funds; First Horizon Capital Appreciation Portfolio, a series of Financial Investors Variable Insurance Trust; Small Cap Growth Fund, a series of SEI Institutional Managed Trust; and Small Cap Fund, a series of SEI Institutional Investments Trust.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%) with respect to any selling shareholder who may be deemed to be an underwriter.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. In addition, we have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling shareholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We have advised each selling shareholder that it may not use shares registered pursuant to the registration statement of which this prospectus is a part to cover short sales of common stock made prior to the date on which the registration statement shall have been declared effective by the Commission. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission. This prospectus, which is part of the registration statement, does not contain all the information included in the registration statement. Because some information is omitted, you should refer to the registration statement and its exhibits. For example, the descriptions in the prospectus regarding the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. For copies of actual contracts of documents referred to in this prospectus, you should refer to the exhibits attached to the registration statement. You may review a copy of the registration statement, including the attached exhibits and schedule, at the Commission’s public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of the Commission’s website is www.sec.gov.

LEGAL MATTERS

Jeffer, Mangels, Butler & Marmaro LLP will opine upon the validity of the shares of common stock and certain other legal matters in connection with this offering.

EXPERTS

The consolidated financial statements of BJ’s Restaurants, Inc. incorporated by reference in BJ’s Restaurants, Inc.’s Annual Report (Form 10-K) for the year ended January 2, 2005, and BJ’s Restaurants, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of January 2, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included and incorporated by reference therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to incorporate into this prospectus information that we file with the Commission in other documents, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference is automatically updated and superseded if such information is contained in this prospectus, or information that we later file with the Commission modifies and replaces such information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus (other than any portion of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable Commission rules):

•	our Annual Report on Form 10-K for the year ended January 2, 2005 filed with the Commission on March 15, 2005, including any amendment filed for the purpose of updating such Annual Report;

•	our Current Reports on Form 8-K filed with the Commission on January 14, 2005; January 19, 2005; February 23, 2005; March 10, 2005; March 11, 2005; and on form 8-K/A filed with the Commission on March 4, 2005, except for the portions thereof that are deemed furnished, and not filed, for the purposes of Section 18 of the Exchange Act;

•	our Proxy Statement for the Annual Meeting of Shareholders, held June 8, 2004; and

•	the description of our common stock contained in our registration statement on Form 8-A, filed on September 24, 1996, including any amendment or report filed for the purpose of updating such description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

BJ’s Restaurants, Inc.

16162 Beach Boulevard, Suite 100

Huntington Beach, CA 92647

Attention: Shareholders’ Relations

Phone: (714) 848-3747

This prospectus is part of a registration statement we filed with the Commission. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

CAUTIONARY STATEMENT CONCERNING

FORWARD LOOKING STATEMENTS

Certain matters discussed in this prospectus may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and as such, may involve risks and uncertainties. These forward-looking statements relate to, among other things, expectations of the environment in which we operate and projections of future performance. Our actual results, performance or achievements may differ significantly from the results, performance or achievements expected or implied in such forward-looking statements.

You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue” and other similar words. You should read statements that contain these words carefully because they discuss our future expectations, make projections of our future results of operations or financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the section captioned “Risk Factors” in this prospectus as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we described in our forward-looking statements.

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The California Corporations Code and our articles of incorporation and bylaws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.